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QWEST
RATIO OF EARNINGS TO FIXED CHARGES

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

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                                                                                           NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
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(DOLLARS IN MILLIONS):                  12/31/95  12/31/96  12/31/97  12/31/98  12/31/99     1999      2000
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
Income before income taxes and          $ 2,248   $ 2,377   $ 2,429   $ 2,419   $ 1,902   $ 1,679   $   196
extraordinary item
Interest expense (net of amount             429       448       405       543       736       519       732
capitalized)
Interest factor on rentals (1/3)             83        79        91        70        92        78       110
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Earnings                                  2,760     2,904     2,925     3,032     2,730     2,276     1,038
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Gross interest expense                      468       479       425       568       763       544       772
Interest factor on rentals (1/3)             83        79        91        70        92        78       110
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Fixed charges                               551       558       516       638       855       622       882
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Ratio of earnings to fixed charges         5.01      5.20      5.67      4.75      3.19      3.66      1.18
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